Exhibit 10.9

ASTRONOVA, INC.

2015 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of                      (the “Grant Date”) by and between AstroNova, Inc. (the “Company”) and                      (the “Grantee”).

WHEREAS, the Company has adopted the Company’s 2015 Equity Incentive Plan (the “Plan”) pursuant to which Awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Restricted Stock Units Awarded. Pursuant to Section 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate,                      Restricted Stock Units (the “Total RSUs”). Each Restricted Stock Unit (each, an “RSU” and, collectively, the “RSUs”) represents the right to receive one share of the Company’s common stock, $0.05 par value (the “Common Stock”), subject to the terms and conditions of the Agreement and the Plan. The actual number of shares of Common Stock which will be earned and vest may be less than the Total RSUs, or even zero, and will be based on the actual performance level achieved by the Company with respect to Net Sales (as defined in Section 2 hereof), and the Grantee’s continued employment by the Company or a Subsidiary through the applicable Vesting Date (as defined in Section 4 hereof).

2.    Definitions. Any capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Acquisition Growth” means the year over year increase in Net Sales for the applicable Performance Year that is attributable to the sale and servicing of products acquired by the Company through the acquisition of a company, business or product line, and not developed internally by the Company, as determined in good faith by the Committee, in its sole discretion.

“Acquisition Growth RSUs” means the Earned RSUs for a Performance Year multiplied by the percentage obtained by dividing Acquisition Growth for such Performance Year by the Annual Revenue Increase for such Performance Year.

“Annual Revenue Increase” means the amount by which Net Sales for any Performance Year (excluding Net Sales in excess of $                    ) exceeds the greater of (i) $                     or (ii) the highest level of Net Sales for any prior Performance Year.

“Applicable Annual Percentage” means the percentage obtained by dividing the Annual Revenue Increase for a Performance Year, by the Performance Goal, provided that the sum of the Applicable Annual Percentages for all Performance Years in the Performance Period shall not exceed 100%.

“Determination Date” means, as to any Performance Year, the date on which the Committee certifies the amount of the Annual Revenue Increase for such Performance Year and the amount of Net Sales for such Performance Year (if any) that are attributable to Acquisition Growth.

“Earned RSUs” means, with respect to any Performance Year, the number of RSUs equal to the Total RSUs multiplied by the Applicable Annual Percentage for such Performance Year.

“Net Sales” means the consolidated net sales of the Company and its Subsidiaries for the applicable period, determined in accordance with United States generally accepted accounting principles, as reported in the Company’s audited financial statements for any Performance Year or, for purposes of determining Earned RSUs in the event of a Change in Control occurring during the Performance Period, as reported in its unaudited financial statements included in its Quarterly Reports on Form 10-Q.

“Organic Growth RSUs” means the Earned RSUs for a Performance Year minus the Acquisition Growth RSUs (if any) for such Performance Year.

“Performance Goal” means $                     million.

“Performance Period” means                      through                     .

“Performance Year” means each fiscal year of the Company during the Performance Period.

“Retirement” shall mean the date that the Grantee incurs a “separation from service” within the meaning of Treasury Regulations, Section 1.409A-1(h)(1), provided that the Grantee has attained the age of sixty-five (65) years prior to such separation from service.

“Vested RSUs” means Earned RSUs that have vested in accordance with Sections 4 or 7 hereof.

3.	Annual Determination of Earned RSUs.

(a)    RSUs shall be earned based on the Company’s annual progress in achieving $                     in annual Net Sales by the end of the Performance Period. As soon as practicable following the completion of each Performance Year, but no later than the April 15th following the end of a Performance Year, the Committee shall determine and certify in writing the amount of Net Sales, the Annual Revenue Increase and the Applicable Annual Percentage for such Performance Year and the resulting number of Earned RSUs for such Performance Year (if any), and, if the Committee determines, in its sole discretion, that a portion of the Annual Revenue Increase for such Performance Year is attributable to Acquisition Growth, the amount of the Annual Revenue Increase that constitutes Acquisition Growth and the allocation of Earned RSUs between Organic Growth RSUs and Acquisition Growth RSUs. The Committee may rely on others as the basis for its determination and certification, so long as such reliance is reasonable under the circumstances. As soon as practicable following the Committee’s certification, the Company shall notify the Grantee of the Committee’s determination.

(b)    Forfeiture of Unearned RSUs. Except as set forth in Section 3(c) below, the Grantee must be an employee of the Company or a Subsidiary until the Determination Date following a Performance Year to earn any RSUs for such Performance Year and any RSUs that have not been earned and vested as of the date of the Grantee’s termination of employment with the Company or any Subsidiary shall be canceled and forfeited. Any RSUs that are not, based on the Committee’s determination, earned by performance as of the end of the Performance Period (or deemed to be earned in connection with a Change in Control under Section 7 below), shall be canceled and forfeited.

(c)    Death, Disability or Retirement. Notwithstanding any other provision of this Agreement, in the event of the death, Disability (as defined in the Plan) or Retirement of the Grantee during the Performance Period (each, a “Termination Event”), then:

(i)    if such Termination Event occurs during the first six (6) months of a Performance Year, any RSUs that have not been earned as of the date of the Termination Event shall be canceled and forfeited; and

(ii)    if such Termination Event occurs during the last six (6) months of a Performance Year, the Grantee shall be entitled to receive a pro rata portion of the Earned RSUs for such Performance Year that constitute Organic Growth RSUs (based upon the Company’s Annual Revenue Increase for such Performance Year) that the Grantee would have been entitled to receive if the Grantee had remained employed until the Determination Date for such Performance Year, prorated to the date of the Termination Event; and

(iii)    if such Termination Event occurs after the end of a Performance Year but prior to the Determination Date for such Performance Year, the Grantee shall be entitled to receive the portion of the Earned RSUs for such Performance Year that constitute Organic Growth RSUs that the Grantee would have been entitled to receive under Section 3(a) if the Grantee had remained employed by the Company or a Subsidiary until the Determination Date for such Performance Year.

4.    Vesting of Earned RSUs.

(a)     Subject to Section 7 of this Agreement, the Grantee shall become vested in the right to receive the Earned RSUs as follows: (i) 100% of the Organic Growth RSUs shall vest on the Determination Date therefor, and (ii) the Acquisition Growth RSUs shall vest in three equal installments commencing on the first anniversary of the Determination Date therefor (each a “Vesting Date”), provided that, the Grantee is employed on such Vesting Date by the Company or a Subsidiary. Except as provided in Sections 4(b) or 7 hereof, or as the Committee may determine in its sole discretion, if the Grantee has a termination of employment with the Company for any reason prior to the respective Vesting Date, any Earned RSUs that have not vested in accordance with this Section 4(a) shall be canceled and forfeited.

(b)    If the Grantee’s termination from employment with the Company is by reason of a Termination Event, any unvested Earned RSUs (including any RSUs that are determined to be Earned RSUs following the Termination Event in accordance with Section 3(c) hereof) shall vest as follows: (i) Organic Growth RSUs shall become vested as of the later of the date of such Termination Event or the Determination Date and (ii) any Acquisition Growth RSUs that would have otherwise vested within twelve months of the Termination Event shall become vested as of the date of such Termination Event.

(c)    An employment relationship between the Company and the Grantee shall be deemed to exist during any period in which the Grantee is employed by the Company or any Subsidiary of the Company. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the Grantee shall be determined by the Committee at the time thereof.

5.    Delivery of Stock Certificates.

(a)    As soon as practicable after the Vesting Date of any Earned RSUs, and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee, or the Grantee’s beneficiary or estate as the case may be, Common Stock representing the number of shares of Common Stock equal to the number of Vested RSUs, shall be issued either (i) in certificate form or (ii) in book-entry or electronic form, registered in the name of the Grantee. All certificates representing Common Stock shall contain the legend(s) referenced in Section 6 hereof. The number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 10. The Company shall not be required to deliver any fractional share of Common Stock, but will make a cash payment in lieu thereof equal to the Fair Market Value (determined as of the applicable Vesting Date) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be, is entitled to hereunder. No payment will be required from the Grantee upon the issuance or delivery of shares of Common Stock except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly in accordance with Section 10.

(b)    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

6.    Transfer Restrictions.

(a)    Absent prior written consent of the Committee, the Award granted hereunder to the Grantee may not be sold, assigned transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.

(b)    Except for authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the RSU, as permitted by Section 10(b)(ii), the Grantee may not sell, transfer, pledge or otherwise encumber more than fifty percent (50%) of the Common Stock issued upon vesting of the RSUs unless and until the Grantee meets the ownership level of Common Stock specified for such Grantee in the Company’s Stock Ownership and Retention Guidelines, as the same may be amended from time to time in the discretion of the Board, provided, however, such restrictions shall lapse upon the death or Disability of the Grantee. Any and all certificates representing shares of Common Stock issued hereunder shall have appropriate legends evidencing such transfer restrictions.

7.    Change In Control.

(a)    Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in the Plan) occurs during the Performance Period, the number of Earned RSUs shall be calculated as follows: Any unearned RSUs would be deemed earned based on upon the Projected Net Sales as of the end of the Performance Period, as determined by the Committee in its sole discretion. “Projected Net Sales” means the estimated Net Sales for the fiscal year ending                      (“Fiscal                     ”), calculated by applying the average annualized rate of increase in Net Sales from                      through the fiscal quarter ended immediately preceding the Change in Control for the balance of the Performance Period.

(b)    By way of example (and for no other purpose):

(i)    Assume that the Change in Control occurs following the 6th fiscal quarter in the Performance Period (i.e., the second quarter of the fiscal year ending January 31, 2017) and Net Sales for the fiscal year ended January 31, 2016 (“Fiscal 2016”) were $100 million (representing a 13.25% annual rate of increase) and Net Sales for the first two quarters of the fiscal year ended January 31, 2017 (“Fiscal 2017”) were $55 million (representing a 10% annualized rate of increase), then (A) the average annual rate of increase in Net Sales over such 6-quarter period would be 11.625%, resulting in Projected Net Sales for Fiscal 2018 of $124 million, or a total projected increase of $35.7 million during the Performance Period, which equates to 57.86% of the Performance Goal (124-88.3=35.7; 35.7/61.7=57.86%); (B) 18.96% of the RSUs would have been earned with respect to Fiscal 2016 (100-88.3=11.7; 11.7/61.7=18.96%); (C) an additional 38.9% of the RSUs would be earned on the Change in Control (124-100=24; 42/61.7=38.9%); and (D) the balance of the RSUs (42.14%) would be forfeited.

(ii)    Assume instead, that the Change in Control occurred during the first quarter of Fiscal 2017 and Net Sales for Fiscal 2016 were $105 million, representing an 18.91% annual rate of increase, then (A) the average annual rate of increase in Net Sales over the 4-quarter period would be 18.91%, resulting in Projected Net Sales for Fiscal

2018 of $148.5 million, representing a total projected increase of $60.2 million during the Performance Period, which equates to 97.5% of the Performance Goal (148.5-88.3=60.2; 60.2/61.7=97.5%); (B) 27.07% of the RSUs would have been earned based upon Fiscal 2016 Net Sales (105-88.3=16.7; 16.7/61.7=27.07%); (C) an additional 70.50% of the RSUs would be earned on the Change in Control (148.5-105=43.5; 43.5/61.7=70.50%; and (D) the balance of the RSUs (2.43%) would be forfeited.

(c)    Notwithstanding anything herein to the contrary, upon a Change in Control, any Earned RSUs (including RSUs deemed earned as provided in Sections 3(c) and Section 7(a) hereof), shall immediately vest.

8.     Rights as Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Common Stock, unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock. Notwithstanding the foregoing, with respect to any Vested RSUs, the Grantee shall have the right to participate in any dividend of the Common Stock that has a record date on or after the Vesting Date for such RSUs.

9.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted as contemplated by Section 11.2 of the Plan.

10.    Tax Liability and Withholding.

(a)    The Grantee acknowledges and agrees that the Company and its Subsidiaries have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant of RSUs or vesting of Earned RSUs hereunder.

(b)    The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment.

(ii)	authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of Earned RSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(iii)	delivering to the Company previously owned and unencumbered shares of Common Stock.

Any shares of Common Stock withheld in accordance with this Section 10 shall be treated as if issued and sold by the Grantee when determining the share retention requirements applicable to the Grantee under the share ownership and/or retention requirements of this Agreement (including Section 6 hereof) and/ or guidelines of the Company.

(c)    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any shares; and (i) does not commit to structure the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11.    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12.    Acceptance by Grantee. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

13.    Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

14.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15.    Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

16.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

17.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

18.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

19.    Clawback. The Common Stock received under this Agreement constitutes incentive compensation. The Grantee agrees that any Common Stock received with respect to this Agreement will also be subject to any clawback/forfeiture provisions required by any law, now or in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations or listing standards and/or policy adopted by the Company.

20.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the day and year first above written.

ASTRONOVA, INC.

By:
Name: Title:

Grantee